INDEX


                                                                            PAGE
                                                                            ----

PART I - FINANCIAL INFORMATION:

Item 1.  Condensed Consolidated Balance Sheets as of June 30, 2005
         (Unaudited) and December 31, 2004                                   1-2

         Condensed Consolidated Statements of Income and
         Comprehensive Income for the Three and Six Months
         Ended June 30, 2005 and 2004 (Unaudited)                              3

         Condensed Consolidated Statements of Cash Flows
         for the Six Months Ended June 30, 2005 and 2004 (Unaudited)         4-5

         Notes to Condensed Consolidated Financial Statements
         (Unaudited)                                                        6-12

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Item 3.  Controls and Procedures

PART II - OTHER INFORMATION:

Item 1.  Legal Proceedings

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds

Item 3.  Default Upon Senior Securities

Item 4.  Submission of Matters to a Vote of Shareholders

Item 6.  Exhibits and Reports on Form 8-K

Signatures

      ITEM 1.

                         PART I - FINANCIAL INFORMATION

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS



                                     ASSETS


                                                                     JUNE 30, 2005         DECEMBER 31,
                                                                      (UNAUDITED)              2004
                                                                      -----------          -----------
CURRENT ASSETS
 Cash and cash equivalents                                            $   743,480          $   505,013
 Accounts receivable, net of allowance for doubtful accounts
    of $128,150 and $105,927, respectively                              3,360,282            2,495,861
 Accounts receivable - related parties, net                               464,186              374,458
 Inventories                                                            2,720,757            2,809,019
 Investments in marketable securities                                     790,451              808,102
 Deferred taxes                                                            60,813               43,049
 Other current assets                                                     199,703              402,325
                                                                      -----------          -----------
       Total Current Assets                                             8,339,672            7,437,827
                                                                      -----------          -----------

PROPERTY, PLANT AND EQUIPMENT, NET                                      2,058,625            1,761,842
                                                                      -----------          -----------

OTHER ASSETS
 Deposits for the severance of employer-employee relations                444,725              483,334
 Deferred taxes, long-term                                                 64,223               60,326
 Intangible assets, net                                                    24,596               31,337
 Goodwill                                                                  80,900                    -
                                                                      -----------          -----------
       Total Other Assets                                                 614,444              574,997
                                                                      -----------          -----------

TOTAL ASSETS                                                          $11,012,741          $ 9,774,666
                                                                      ===========          ===========


    The accompanying notes are an integral part of the condensed consolidated financial statements.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                               JUNE 30, 2005            DECEMBER 31,
                                                                                (UNAUDITED)                 2004
                                                                                ------------           ------------
CURRENT LIABILITIES
 Accounts payable                                                               $  1,075,685           $  1,026,162
 Accrued expenses                                                                    500,744                490,236
 Short-term debt                                                                   1,566,021                652,913
 Current portion of long-term debt                                                   417,003                407,227
 Common stock to be issued                                                            40,000                      -
 Other current liabilities                                                           650,694                516,723
                                                                                ------------           ------------
       Total Current Liabilities                                                   4,250,147              3,093,261
                                                                                ------------           ------------

LONG-TERM LIABILITIES
 Long-term portion of debt                                                           722,429                731,442
 Provision for the severance of employer-employee relations                          307,665                336,101
 Common stock to be issued                                                           120,000                      -
 Minority interest                                                                   926,214                902,771
                                                                                ------------           ------------
       Total long-term Liabilities                                                 2,076,308              1,970,314
                                                                                ------------           ------------

TOTAL LIABILITIES                                                                  6,326,455              5,063,575
                                                                                ------------           ------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
 Preferred stock, $.0001 par value, 50,000,000 shares authorized, none
  issued and outstanding                                                                   -                      -
 Common stock, $.0001 par value, 250,000,000 shares authorized,
 25,386,463 and 25,350,000 issued and outstanding, respectively                        2,538                  2,535
 Additional paid-in capital                                                        1,751,447              1,711,450
 Deferred private placement costs                                                   (100,000)                     -
 Retained earnings                                                                 3,437,299              3,148,950
 Accumulated other comprehensive loss                                               (404,998)              (151,844)
                                                                                ------------           ------------
       Total Shareholders' Equity                                                  4,686,286              4,711,091
                                                                                ------------           ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 11,012,741           $  9,774,666
                                                                                ============           ============


    The accompanying notes are an integral part of the condensed consolidated financial statements.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
                              COMPREHENSIVE INCOME
                                   (UNAUDITED)


                                                          FOR THE            FOR THE          FOR THE          FOR THE
                                                        THREE MONTHS       THREE MONTHS      SIX MONTHS       SIX MONTHS
                                                         ENDED JUNE         ENDED JUNE       ENDED JUNE       ENDED JUNE
                                                          30, 2005          30, 2004          30, 2005         30, 2004
                                                        ------------      ------------      ------------      ------------
NET REVENUES                                            $  3,907,691      $  2,826,725      $  7,592,171      $  6,572,804
COST OF SALES                                              2,733,221         1,972,198         5,762,604         4,752,038
                                                        ------------      ------------      ------------      ------------
GROSS PROFIT                                               1,174,470           854,527         1,829,567         1,820,766
                                                        ------------      ------------      ------------      ------------

OPERATING EXPENSES
Selling                                                      234,729           270,437           378,810           391,356
General and administrative                                   560,951           376,892           958,047           683,589
                                                        ------------      ------------      ------------      ------------
TOTAL OPERATING EXPENSES                                     795,680           647,329         1,336,857         1,074,945
                                                        ------------      ------------      ------------      ------------

INCOME FROM OPERATIONS                                       378,790           207,198           492,710           745,821
                                                        ------------      ------------      ------------      ------------

OTHER INCOME (EXPENSE)
Financial income (expense), net                                8,732           (38,313)          (35,437)          (62,795)
Other income (expense), net                                  (15,514)           31,709            64,712            58,907
                                                        ------------      ------------      ------------      ------------
Total Other Income (Expense)                                  (6,782)           (6,604)           29,275            (3,888)
                                                        ------------      ------------      ------------      ------------

INCOME BEFORE INCOME TAXES                                   372,008           200,594           521,985           741,933
Income tax                                                  (133,015)          (89,363)         (182,029)         (283,701)
                                                        ------------      ------------      ------------      ------------
INCOME BEFORE MINORITY INTEREST                              238,993           111,231           339,956           458,232
Minority interest                                            (33,880)          (28,121)          (51,605)          (25,898)
                                                        ------------      ------------      ------------      ------------
NET INCOME                                              $    205,113      $     83,110      $    288,351      $    432,334
                                                        ------------      ------------      ------------      ------------

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation gain (loss), net of
minority interest portion                                   (193,283)           29,588          (234,567)          (88,893)
                                                        ------------      ------------      ------------      ------------

Other comprehensive income (loss) before tax                (193,283)           29,588          (234,567)          (88,893)
                                                        ------------      ------------      ------------      ------------
Income tax (expense) benefit related to items of
other comprehensive income (loss)                             69,393           (11,541)           86,072            31,112
                                                        ------------      ------------      ------------      ------------

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX         (123,890)           18,047          (148,495)          (57,781)
                                                        ------------      ------------      ------------      ------------
COMPREHENSIVE INCOME                                    $     81,223      $    101,157      $    139,856      $    374,553
                                                        ============      ============      ============      ============

Net income per share - basic and diluted                $        .01      $          -      $        .01      $       0.02
                                                        ============      ============      ============      ============

Weighted average number of shares outstanding -
basic and diluted                                         25,375,929        25,350,000        25,363,094        25,350,000
                                                        ============      ============      ============      ============

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                          FOR THE SIX       FOR THE SIX
                                                                                         MONTHS ENDED       MONTHS ENDED
                                                                                         JUNE 30, 2005     JUNE 30, 2004
                                                                                           ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                                                                              $ 288,351        $ 432,334
   Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                             170,944          145,557
   Gain from sale of property, plant and equipment                                           (17,772)
   Provision for doubtful accounts                                                            18,232            3,411
   Net realized and unrealized gain on marketable securities                                 (46,940)         (59,024)
   Minority interest in income of subsidiary                                                  51,605           25,898
   Change in operating assets and liabilities, net of effects of acquisition:
   Increase in accounts receivable                                                          (740,157)        (610,139)
   Decrease (increase) in inventories                                                        267,568          (86,810)
   Increase in deferred taxes                                                                (21,661)          (1,711)
   Decrease in other current assets                                                          206,487            9,450
   Decrease in deposits for employee severance                                                38,609            5,559
   Increase (decrease) in accounts payable                                                    18,550          (93,634)
   Increase (decrease) in accrued liabilities                                                 10,508          567,027
   Decrease (increase) in other current liabilities                                          (26,075)         (85,511)
   Decrease in provision for the severance of employer-employee relations                    (28,436)          (9,224)
   Deferred private placement costs                                                         (100,000)               -
                                                                                           ---------        ---------
         Net Cash Provided By Operating Activities                                            89,811          243,183
                                                                                           ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                                               (384,393)        (131,906)
   Proceeds from sale of property, plant and equipment                                        17,772                -
   Cash acquired in acquisition of Owen Mills Company                                         20,415                -
   Proceeds from sale of marketable securities                                               292,808          146,419
   Purchases of marketable securities                                                       (276,727)        (110,804)
                                                                                           ---------        ---------
         Net Cash Used in Investing Activities                                              (330,125)         (96,291)
                                                                                           ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Short-term debt, net                                                                      913,108           46,015
   Payments on long-term debt                                                               (258,306)        (243,720)
   Proceeds from long-term debt                                                               54,409          177,896
                                                                                           ---------        ---------
         Net Cash Provided By (Used In) Financing Activities                                 709,211          (19,809)
                                                                                           ---------        ---------
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH                                                 (230,430)        (102,319)
                                                                                           ---------        ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                    238,467           24,764

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                                              505,013          784,026
                                                                                           ---------        ---------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                                  $ 743,480        $ 808,790
                                                                                           =========        =========

INTEREST PAID                                                                              $  38,482        $  71,341
                                                                                           =========        =========
TAXES PAID                                                                                 $  95,092        $  72,257
                                                                                           =========        =========

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     On February 28, 2005, the Company acquired all the outstanding shares of Rizzo Inc. (doing business as Owen Mills Company) for an aggregate of $372,401, consisting of a note payable of $172,401 and $200,000 in common stock of the Company, both of which are to be paid over five years. Also, see Note 2.

     On April 27, 2005 the Company issued 36,463 common shares having a fair value of $40,000. See Note 2.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


NOTE 1 BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     (A) BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements are presented in United States dollars under accounting principles generally accepted in the United States of America.

     (B) PRINCIPLES OF CONSOLIDATION

     The condensed consolidated financial statements include the accounts of Defense Industries International, Inc. and its wholly owned subsidiaries, Export Erez, USA, Inc., Export Erez, Ltd., Mayotex, Ltd., Dragonwear Trading Ltd. and its 76% owned subsidiary Achidatex Nazareth Elite for all periods presented and Owen Mills (see Note 2) since its acquisition on February 28, 2005 (collectively, the "Company"). The minority interest represents the minority shareholders' proportionate share of Achidatex.

     All intercompany accounts and transactions have been eliminated in consolidation.

     (C) USE OF ESTIMATES

     The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclose the nature of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     (D) PER SHARE DATA

     Basic net income per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed based on the weighted average number of common shares and common stock equivalents outstanding during the period. There were no common stock equivalents outstanding during the periods presented. Accordingly, a reconciliation between basic and diluted earnings per share is not presented.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)

     (E) INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The condensed consolidated financial statements as of and for the six months ended June 30, 2005 and 2004 are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The consolidated results of operations for the three and six months ended June 30, 2005 and 2004 are not necessarily indicative of the results to be expected for the full year. The consolidated balance sheet information as of December 31, 2004 was derived from the audited consolidated financial statements included in the Company's annual report Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

     (F) RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the FASB issued SFAS No. 123 (R), "Share-Based Payment". SFAS No. 123 (R) revises SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. The Company is currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on its financial statement presentation or disclosures.

     In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections: a replacement of APB Opinion No. 20 ("APB 20") and FASB Statement No. 3" ("SFAS No. 154") which requires companies to apply voluntary changes in accounting principles retrospectively whenever it is practicable. The retrospective application requirement replaces APB 20's requirement to recognize most voluntary changes in accounting principle by including the cumulative effect of the change in net income during the period the change occurs. Retrospective application will be the required transition method for new accounting pronouncements in the event that a newly-issued pronouncement does not specify transition guidance. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


     (G) GOODWILL AND OTHER INTANGIBLE ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS No. 141"), the Company allocates the purchase price of its acquisitions to the tangible assets, liabilities and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to intangible assets acquired is either based on valuations prepared by independent third party appraisal firms using estimates and assumptions provided by management or negotiated at arms-length between the Company and the seller of the acquired assets. In accordance with SFAS No. 142, goodwill and purchased intangibles with indefinite lives are not amortized, but will be reviewed periodically for impairment. Purchased intangibles with finite lives will be amortized on a straight-line basis over their respective useful lives.

NOTE 2 BUSINESS COMBINATION

     Effective February 28, 2005, the Company acquired all of the outstanding shares of Rizzo Inc. (doing business as Owen Mills Company), a Los Angeles-based manufacturing and service company specializing in military and industrial sewing of marine and ballistic fabric products. Under the terms of the agreement, the Company purchased all of the outstanding stock of Owen Mills Company in consideration for a $200,000 note payable and shares of the Company's common stock having a value of $200,000, based on the average closing price per share of the Company's common stock for the ten trading days preceding the issuance of such shares. The Company shall pay the $400,000 of consideration as follows: (i) $3,333.33 each month commencing on March 31, 2005 and thereafter on the last business day of each successive month until the Company has paid the former shareholder of Owen Mills Company a total of $200,000; the present value of the payments is $172,401 (ii) $40,000 in the form of shares of common stock of the Company payable within fifteen (15) business days from the date of the Agreement; and (iii) $40,000 in the form of the Company's common stock paid to the former shareholder of Owen Mills Company on each of the last business days of February 2006, February 2007, February 2008, and of February 2009. The Company acquired assets totaling $576,190 (consisting of cash of $20,415, accounts receivable, net of $232,224, inventories of $179,306, property, plant and equipment, net of $140,380, and other current assets of $3,865) and assumed liabilities of $284,689 (consisting of accounts payable of $30,973, other current liabilities of $160,046, and long-term debt of $93,670), which resulted in the recording of $80,900 in goodwill.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


     The acquisition of Owen Mills Company was accounted for as a purchase under SFAS No. 141, Business Combinations. Accordingly, the operating results of Owen Mills Company have been included in the consolidated statements of income after the acquisition date of February 28, 2005. On April 27, 2005 the Company issued 36,463 common shares having a fair value of $40,000 to the former shareholder of Owen Mills Company according to the business combination agreement signed on February 28, 2005.

     The following table reflects the unaudited pro forma combined results of operations for the three and six months ended June 30, 2005 and 2004, assuming the acquisition had occurred at the beginning of 2004.


                                                 For the Three     For the Six       For the Six
                                                  Months Ended    Months Ended      Months Ended
                                                 June 30, 2004    June 30, 2005     June 30, 2004
                                                   ----------       ----------       ----------
Revenue                                            $3,104,659       $7,751,751       $7,121,752
                                                   ----------       ----------       ----------
Net income                                         $   93,812       $  285,794       $  447,464
                                                   ----------       ----------       ----------
Net income per share - basic and diluted           $     0.00       $     0.01       $     0.02


NOTE 3 INVENTORIES

     Inventories consisted of the following:


                       June 30,        December 31,
                         2005             2004
                      ----------       ----------
Raw materials         $1,935,702       $1,639,456
Work in process          596,767          837,836
Finished goods           188,288          331,727
                      ----------       ----------
                      $2,720,757       $2,809,019
                      ==========       ==========



NOTE 4 SEGMENT INFORMATION AND CONCENTRATIONS

     The Company has two strategic business units: the civilian market and the military market. The military market is further broken down between local and export sales in order to better analyze trends in sales and profit margins. The Company does not allocate assets between segments because several assets are used in more than one segment and any allocation would be impractical.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


     (A) SALES AND INCOME FROM OPERATIONS:

                               Civilian                         Military
                                 Local       Military Local      Export          Consolidated
                                 -----       --------------      ------          ------------
June 30, 2005
 Net Sales                    $1,158,790       $1,717,138       $4,716,243        7,592,171
 Income from operations           68,521          160,034          264,155          492,710

June 30, 2004
 Net Sales                    $  539,195       $1,130,164       $4,903,445       $6,572,804
 Income from operations           86,306          156,254          503,261          745,821



     (B) SINGLE CUSTOMERS EXCEEDING 10% OF SALES:

                                   For the Six      For the Six
                                  Months Ended     Months Ended
                                  June 30, 2005    June 30, 2004
                                   ----------       ----------
Customers

Customer A (Military Local)        $1,138,100       $        -
Customer B (Military Export)                -        2,822,264
Customer C (Military Export)        1,172,166                -
Customer D (Military Export)          796,831                -

NOTE 5 COMMITMENTS AND CONTINGENCIES

     (A) ISRAELI GAZA STRIP OPERATIONS:

     During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of the Company's operations were located. The Company owns facilities, leases other facilities and maintains equipment and inventory within this area. In 2005, the Company moved its "light cut and sew" operation from the Erez Industrial Zone to Sderot as well as some of its webbing equipment to Nazareth. The evacuation of the Company's remaining operations from Erez Industrial Zone is scheduled to begin on August 15, 2005 and is expected to be completed in about one month. The Israeli Government's decision to evacuate the Gaza Strip was supported by certain resolutions, as well as the "Evacuation Law" that was adopted by the Israeli Parliament, to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone, however, the amount of the compensation has not been finalized.

     The Company believes that it will be reimbursed by the State of Israel for all costs related to the evacuation of its facilities in the Erez Industrial Zone. These costs include moving expenses, asset abandonment costs and various impairments. Therefore, no accrual for evacuation costs has been recorded as a liability of the Company as of June 30, 2005.

                     DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004
                                   (UNAUDITED)


     (B) SECURITIES PURCHASE AGREEMENT:

     On June 15, 2005, the Company executed a Securities Purchase Agreement (the "Agreement") with a group of investors for a $1.1 million private placement of its common stock. Pursuant to the Agreement, the Company agreed to issue 1,833,334 shares of its common stock to the investors at a price of $0.60 per share. The Company also agreed to issue the investors 365,500 warrants to purchase its common stock at an exercise price of $0.94 share, exercisable until June 30, 2007, and 182,500 warrants at an exercise price of $2.40 per share, exercisable until June 30, 2010. The Agreement also provided for the issuance by the Company to the investors of up to an additional 1,368,191 shares of its common stock if, one year after the closing, there has been a decrease in the Company's share price of $0.60 per share.

     In addition, the Company agreed to issue 82,133 shares of its common stock, as well as 60,000 warrants at an exercise price of $0.94 (exercisable until June 30, 2007) and 20,000 warrants at an exercise price of $2.40 per share (exercisable until June 30, 2010) as a finder's fee for services provided in connection with the transaction.

     As part of the Agreement, the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission to register for resale the shares issued in the private placement as well as the shares underlying the warrants, no later than 180 days after the closing. If the registration statement is not declared effective by this date, the Agreement provides for the return of all funds to the investors along with annual interest of 5% on the $1.1 million (see Note 6).

     As of June 30, 2005, all cash, shares and warrants involved in the private placement transaction remained in escrow and had not been disbursed to the various parties. The Company had incurred approximately $100,000 in professional fees related to the transaction, which are non-refundable and are shown as deferred private placement costs in the condensed consolidated balance sheet at June 30, 2005.

     (C) OPERATING LEASE AGREEMENTS:

     The Company's executive offices, are located in 8 Brisel Street, Industrial Zone, Sderot. The Company's manufacturing, production and distribution facilities are scattered over several locations in Israel as follows:

     Nazareth Industrial Area: the production activities of the Company's subsidiary, Achidatex are located in a 6,000 square meter building in Nazareth Industrial Area which is owned by affiliated party. The annual rental expense for this facility is $180,000. The lease expires in December 2008. The rent for 2005 will be allocated equally between those two subsidiaries.

     Petah-Tikva: Achidatex leases approximately 300 square meters for its executive offices in Petah-Tikva at annual rental expense of $21,600. The lease expires in December 2005.

     Erez Industrial Area: The Company leases 2,000 square meter space in Erez Industrial Area, for its sewing operations and for its storage, in a building that belongs to Mr. Joseph Postbinder, its Chief Executive Officer and Chairmen of its board of directors. This lease was extended in 2005, and the annual rental expense for this building in 2005 is $68,400. The lease expires on December 31, 2005. Export Erez leases an additional 400 square meters, in the same building, from a non affiliated party, at an annual rental expense of $19,200. That lease also expires on December 31, 2005.

     Industrial Area of Ashdod: Mayotex leases a 230 square meter space in the Industrial Area of Ashdod for its car armor installations. The annual rental expense for this space is $12,000. The lease expires on December 31, 2005.

     Industrial Area of Sderot: as of January 2, 2005, Mayotex leases an approximately 1,250 square meter space in the Industrial Area of Sderot primarily for its cut and sew operations. The lease expires on December 31, 2005 and is renewable for an additional one year term. The annual rental expense for this space will be $43,884 in 2005.

     Van Nuys, California: as of September 1, 2003, Owen Mills leases an approximately 9,000 square feet space in Van Nuys, California for its operations. The lease expires on August 31, 2008. The annual rental expense for this space is $54,000.

NOTE 6 SUBSEQUENT EVENTS

     On August 10, 2005 the Company filed a registration statement with the U.S. Securities and Exchange Commission to register for resale the shares issued in the private placement (see Note 5 (B)).

     Due to the contingency relating to the Agreement, the Company has not recorded the receipt of the cash or the issuance of common stock or warrants in the accompanying condensed consolidated financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES INCLUDED IN ITEM 1 OF PART I OF THIS QUARTERLY REPORT AND THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004 CONTAINED IN OUR 2004 ANNUAL REPORT ON FORM 10-KSB. THE DISCUSSION AND ANALYSIS WHICH FOLLOWS MAY CONTAIN TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WHICH REFLECT OUR CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL RESULTS. THESE INCLUDE STATEMENTS REGARDING OUR EARNINGS, PROJECTED GROWTH AND FORECASTS, AND SIMILAR MATTERS THAT ARE NOT HISTORICAL FACTS.

     WE REMIND SHAREHOLDERS THAT FORWARD-LOOKING STATEMENTS ARE MERELY PREDICTIONS AND THEREFORE ARE INHERENTLY SUBJECT TO UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS

CRITICAL ACCOUNTING POLICIES

     We have identified the following policies as critical to the understanding of our condensed consolidated financial statements. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of sales and expenses during the reporting periods. Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     REVENUES AND REVENUE RECOGNITION. Revenues from sales of products are recognized upon shipment to customers. We provide a warranty on goods ranging from three to four years. Our policy is to consider the establishment of a reserve for warranty expenses. Based upon historical experience of no warranty claims, we have not established a reserve at June 30, 2005 and June 30, 2004. If we change any of our assumptions with regard to our recognition of revenues, or if there is a change with respect to warranties expenses our financial position and results of operations may change materially.

     FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS. The functional currency of Export Erez, Ltd., Mayotex Ltd., and Achidatex Nazareth Elite is the New Israeli Shekel, or NIS. The functional currency of Dragonwear Trading Ltd. is the Cyprus Pound, or CYP. The financial statements of Dragonwear are translated into NIS. The financial statements for all of these entities are then translated into US dollars from NIS at period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Foreign currency transaction gains or losses from transactions denominated in currencies other than NIS are recognized in net income in the period the gain or loss occurs. Any change in exchange rates may have a material impact on our financial position and results of operations.

     ACCOUNTS RECEIVABLE. Accounts receivable consist primarily of receivables from companies and institutions. We record a provision for doubtful accounts, when appropriate, to allow for any amounts which may be unrecoverable based upon an analysis of our prior collection experience, customer creditworthiness, and current economic trends.

     INVENTORIES. Inventories are valued at the lower of cost or market value using the first-in first-out method. The cost includes expenses of freight-in transportation. The specific identification method is used for finished goods since all orders are custom orders for customers. Inventories write-offs and write-down provisions are provided to cover risks arising from slow-moving items or technological obsolescence. Any change in our assumptions with respect to the need to write-off write-down the value of our inventories may have material affect on our financial position or results of operations.

     PROPERTY PLANT AND EQUIPMENT. Fixed assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of three to twenty-five years. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, we review our long-lived assets for impairment based on estimated future non-discounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. The use of different assumptions with respect to the expected cash flows from our assets and other economic variables, primarily the discount rate, may lead to different conclusions regarding the recoverability of our assets' carrying values and to the potential need to record an impairment loss for our long lived assets.

OVERVIEW

     We are a manufacturer and global provider of personal military and civilian protective equipment and supplies. Our products are used by military, law enforcement, border patrol enforcement, and other special security forces, corporations, non-governmental organizations and individuals throughout the world.

     Our main products include body armor, bomb disposal suits, bullet proof vests and jackets, ballistic wall coverings, bullet proof ceramic and polyethylene panels, V.I.P. car armoring and lightweight armor kits for vehicles, personal military equipment, dry storage systems, liquid logistic products, tents and other camping and travel gear.

     From time to time we have provided bulletproof vests developed by us to laboratories in the United States for testing, and following the tests, the products were deemed to have met the American National Institute of Justice
(NIJ) standards. The American NIJ standards are the accepted standards worldwide for bulletproof vests and compliance with these standards has enabled us to enter into the North American market as well as other new markets for our bulletproof vests. Similarly, we have submitted our ballistic ceramic plates for testing by German laboratories and following the tests, the products were deemed to have met the German qualification standard. Obtaining this standard has enabled us to enter the German and other European markets for these products.

     Our strategy is to capitalize on our significant research and development capabilities and the strength of our brand identity and achieve greater economies of scale. Due to ever-present international tensions we believe that the demand for our products will continue to grow. We expect to address this growth by offering a comprehensive array of high quality branded security products to meet the needs of our customers around the world. We intend to enhance our leadership position in the industry through additional strategic acquisitions and by creating a broad portfolio of products and services to satisfy all of our customers' increasingly complex security products needs. The following elements define our growth strategy.

     o CAPITALIZE ON EXPOSURE TO MILITARY PROBLEMS. We believe that the events of September 11, 2001, the subsequent "War on Terrorism," the continuing conflict in Iraq, the increasing likelihood of military conflicts abroad, and recent events where lives have been saved due to the performance of armor systems, are all likely to result in additional interest in our products.

     o EXPAND DISTRIBUTION, NETWORKS AND PRODUCT OFFERINGS. We expect to continue to leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of niche defensive security products manufacturers and by investing in the development of new and enhanced products which complement our existing offerings. We believe that a broader product line will strengthen our relationships with distributors and enhance our brand appeal with military, law enforcement and other end users.

     o PURSUE STRATEGIC ACQUISITIONS. In addition to our recent acquisition of Owen Mills Company, or Owen Mills, we intend to continue to selectively pursue strategic acquisitions that complement and/or expand our product offerings, provide access to new geographic markets, and provide additional distribution channels and new customer relations.

OPERATIONS IN EREZ INDUSTRIAL ZONE

     During 2004, the Israeli Government decided to evacuate the Erez Industrial Zone in the Gaza Strip where part of our operations are located. The evacuation of our remaining operations form Erez Industrial Zone is scheduled to begin on August 15, 2005 and is expected to be completed in about one month. We own facilities, lease other facilities and maintain equipment and inventory within this area. The Israeli Government's decision to evacuate the Gaza Strip was supported by certain resolutions as well as the "Evacuation Law" that was adopted by the Israeli Parliament to compensate the Israeli Gaza Strip settlers as well as business and property owners in the Gaza Strip and in the Erez Industrial Zone, however, the amount of the compensation has not been finalized.

     During the last half of 2004, we prepared for the eventual evacuation by merging existing production facilities. We moved one of our "light cut and sew" operations from the Erez Industrial Zone to Sderot and some of our webbing equipment to Nazareth. We will complete the relocation of our Erez Industrial Zone operations by the end of August 2005.

     Due to our anticipation that we will be reimbursed for all the costs related to the evacuation of the Erez Industrial Zone, no impairment or accrued liabilities have been recorded at June 30, 2005.

THREE MONTHS ENDED JUNE 30, 2005 COMPARED WITH THREE MONTHS ENDED JUNE 30, 2004

RESULTS OF OPERATIONS

     NET REVENUES AND GROSS PROFIT MARGIN. Net revenues for the three months ended June 30, 2005 increased to $3,907,691 from $2,826,725 in the same period in 2004, an increase of 38.2%. The increase is primarily attributable to the increase of sales to local markets, including sales of our subsidiary Owen Mills to the U.S. civilian market.

     The following table sets forth the breakdown of sales by segment for the three months ended June, 30 2005 and 2004.

                                    Three Months Ended June 30,
                                     -----------------------
                                         2005         2004
                                     ----------   ----------

Sales to the local civilian market   $  699,770   $  282,108
Sales to the local military market    1,135,671      688,147
Export military sales                 2,072,250    1,856,470
                                     ----------   ----------
                Total                $3,907,691   $2,826,725
                                     ----------   ----------


     The dominance of export sales is expected to continue into the remainder of 2005. This expectation is based, among other things, on the fact that we have broadened our export customers base. While we believe that the trend of growth in the local civilian market (which includes sales in the amount of $279,089 in the U.S. by Owen Mills, our U.S. subsidiary) is a stable one, it is hard to predict the trends of the local military market.

     We anticipate that our revenues for the remainder of 2005 will exceed our revenues in the same period in 2004.

     Gross profit for the three months ended June 30, 2005 was $1,174,470 compared to $854,527 for the same period in 2004. This increase in gross profit is principally attributable to growth in sales. Our gross profit margin for the three months ended June 30, 2005 was 30.1% compared to 30.2% for the same period in 2004. We believe that the third quarter of 2005 will be characterized by an increased demand worldwide for raw materials, that may result in significant extensions in the regular delivery schedules and an increase in raw material prices which will likely affect our cost of production and our gross profit margin.

     SELLING EXPENSES. Selling expenses for the three months ended June 30, 2005 decreased to $234,729 from $270,437 for the same period in 2004. The decrease in our selling expenses was attributable to lower commission paid to sales agents. We do not anticipate any material change in our selling expenses in the third quarter of 2005.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for three months ended June 30, 2005 increased to $560,951 from $376,892 for the same period in 2004. This increase is mainly a result of the growth in professional fees and additional expenses due to the acquisition of Owen Mills. We do not anticipate any material change in our general and administrative expenses in the third quarter of 2005.

     INCOME TAX (EXPENSE). Our income tax expense for the three months ended June 30, 2005 was $133,015 as compared to $89,363 for the comparable period in 2004, reflecting the growth in our profits. Our effective tax rate was 35.1 % in the 2005 period, compared to 43.1% in the 2004 period, as a result of the reduction of tax rates by the Israeli Government.

     FINANCIAL (EXPENSES) INCOME, NET. We had financial income, net of $8,732 for the three months ended June 30, 2005 as compared to financial expense, net of $38,313 for the same period in 2004. This income is mainly attributed to a decrease in the interest rates and profits from foreign currency deposits, mainly due to a devaluation of the Israeli currency devaluation compared to the dollar, in 2005.

     OTHER INCOME (EXPENSE), NET. We had other expense, net for the three months ended June 30, 2005 of $15,514 as compared to other income, net of $31,709 for the same period in 2004. The other expense, net is primarily attributable to a loss from sales of marketable securities in the amount of $12,341 as compared to a profit from sales of marketable securities in the amount of $31,709 in the same period in 2004.

     OTHER COMPREHENSIVE INCOME (LOSS). We recorded other comprehensive losses for the three months ended June 30, 2005 of $193,283 as compared to other comprehensive income of $29,588 for the same period in 2004. This loss is principally attributable to the approximately 4.9% devaluation of the NIS against the dollar, while in the same period in 2004 the NIS appreciated against the U.S. dollar by approximately 0.68%.

     MINORITY INTEREST. Minority interest in the profits and losses of one of our consolidated subsidiaries represents the minority shareholders' share of the profits or losses in such majority owned subsidiary. For the three months ended June 30, 2005, we recognized and recorded minority share in our PROFIT of $33,880 compared $28,121 for the same period in 2004.

SIX MONTHS ENDED JUNE 30, 2005 COMPARED WITH SIX MONTHS ENDED JUNE 30, 2004

RESULTS OF OPERATIONS

NET REVENUES AND GROSS PROFIT MARGIN. Net revenues for six months ended June 30, 2005 increased to $7,592,171 from $6,572,804 in the same period in 2004, an increase of 15.5%. The increase is primarily attributable to the increase of sales to the U.S. local markets by our Owen Mills subsidiary.

     The following table sets forth the breakdown of sales by segment for the six months ended June 30, 2005 and 2004.

                                    Six Months Ended June 30,
                                     -----------------------
                                         2005         2004
                                     ----------   ----------
Sales to the local civilian market   $1,158,790   $  539,195
Sales to the local military market    1,717,138    1,130,164
Export military sales                 4,716,243    4,903,445
                                     ----------   ----------
                Total                $7,592,171   $6,572,804
                                     ----------   ----------

     Gross profit for the six months ended June 30, 2005 was $1,829,567 compared to $1,820,766 for the same period in 2004. This decrease in gross profit is principally attributable to the decrease in gross profit in the first quarter of 2005 due to a higher percentage of transactions which were characterized by lower profit margins, and the temporary lower operating efficiency in the first quarter of 2005 resulting from the partial relocation of certain manufacturing lines from Erez Industrial Zone to Sderot.

     Gross profit margin for the six months ended June 30, 2005 was 24.1% compared to 27.7% for the same period in 2004.

     SELLING EXPENSES. Selling expenses for the six months ended June 30, 2005 decreased 3.2% to $378,810 from $391,356 for the same the same period in 2004. The decrease in our selling expenses was attributable to lower commission paid to sales agents.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the six months ended June 30, 2005 increased to $958,047 from $683,589 for the same period in 2004. This increase is mainly a result of the growth in professional fees and additional expenses due to the acquisition of Owen Mills.

     INCOME TAX EXPENSE. Our income tax expense for the six months ended June 30, 2005 was $182,029 as compared to a tax expense of $283,701 for the comparable period in 2004, reflecting the decrease in income before tax and the reduction in tax rates in Israel from 35% to 34%. Our effective tax rate was
36.9 % in the 2005 period, compared to 38.0% in the 2004 period, as a result of the reduction of tax rates by the Israeli Government.

     FINANCIAL EXPENSES. We had financial expenses, net of $35,437 for the six months ended June 30, 2005 as compared to $62,795 for the same period in 2004. This decrease is attributed mainly to a decrease in interest rates and profits from foreign currency deposits, mainly due to the Israeli currency devaluation in 2005.

     OTHER INCOME, NET. We had other income, net for the six months ended June 30, 2005 of $64,712 as compared to other income, net of $58,907 for the same period in 2004. The increase is attributable to a gain from the sale of fixed assets in the 2005 period, that was offset by a decrease in profits from our marketable securities.

     OTHER COMPREHENSIVE INCOME (LOSS) We had other comprehensive loss, for the six months ended June 30, 2005 of $234,567 as compared to other comprehensive loss of $88,893 for the same period in 2004. This loss is principally attributable to the approximately 6.2% devaluation of the NIS against the dollar, while in the same period in 2004 the NIS appreciated against the dollar by approximately 2.7%.

     MINORITY INTEREST. Minority interest in the profits and losses of one of our consolidated subsidiaries represents the minority shareholders' share of the profits or losses in such majority owned subsidiary. For the six months ended June 30, 2005, we recognized and recorded minority share in our profit of $51,605 compared $25,898 for the same period in 2004.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 2005, we had $743,480 in cash and cash equivalents, $790,451 in marketable securities and working capital of $4,089,525 as compared to $505,013 in cash and cash equivalents, $808,102 in marketable securities and $4,344,566 in working capital on December 31, 2004.

     Net cash provided by operating activities was $89,811 for the six months ended June 30, 2005. This was primarily attributable to a net income of $288,351, $267,568 decrease in inventory, a decrease in other current assets of $206,487, and an increase in minority interest of $51,605, offset by increase in accounts receivable of $740,157.

     Net cash used in investing activities was $330,125 for the six months ended June 30, 2005. During the six months ended June 30, 2005, $366,621 (net of sales of fixed assets) was used to purchase fixed assets, while $16,081 (net of purchases of marketable securities) was provided from sales of our marketable securities, and $20,415 was obtained in connection with the acquisition of Owen Mills.

     Net cash provided from financing activities was $709,211 for the six months ended June 30, 2005. During the six months ended June 30, 2005, we increased our short-term debt by $913,108, and we repaid $203,897 (net of proceeds from new long term debt) of long term debt.

     On June 15, 2005, we executed a Securities Purchase Agreement, with a group of investors for a $1.1 million private placement of our common stock. Pursuant to such agreement, we issued 1,833,334 shares of our common stock to the investors at a price of $0.60 per share. As of August 12, 2005, all cash, shares and warrants involved in the private placement transaction remained in escrow and had not been disbursed to the various parties.

     We believe that we have sufficient working capital and borrowing capability to sustain our current level of operations for the next twelve months.

     During 2005 we decided to reduce our projected spending for research and development. We anticipate that our research and development expenses for the remainder of 2005 and for 2006 will reflect annualized spending of approximately $70,000 per year.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the FASB issued SFAS No. 123 (R), "Share-Based Payment". SFAS No. 123 (R) revises SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS No. 123 (R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123 (R) is effective as of the first interim or annual reporting period that begins after June 15, 2005 for non-small business issuers and after December 15, 2005 for small business issuers. We are currently evaluating the provisions of SFAS No. 123 (R) and has not yet determined the impact, if any, that SFAS No. 123 (R) will have on our financial statement presentation or disclosures.

     In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections: a replacement of APB Opinion No. 20 ("APB 20") and FASB Statement No. 3" ("SFAS No. 154") which requires companies to apply voluntary changes in accounting principles retrospectively whenever it is practicable. The retrospective application requirement replaces APB 20's requirement to recognize most voluntary changes in accounting principle by including the cumulative effect of the change in net income during the period the change occurs. Retrospective application will be the required transition method for new accounting pronouncements in the event that a newly-issued pronouncement does not specify transition guidance. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005.

FOREIGN CURRENCY EXCHANGE RISK

     We develop products in Israel and sell them in South America, Asia and several European countries. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

     Our foreign currency exposure with respect to our sales is mitigated, and we expect it will continue to be mitigated, through salaries, materials and support operations, in which part of these costs are denominated in NIS.

     During 2005, the NIS devalued approximately 6.2% against the dollar. Among the factors contributing to the devaluation were the increase in the interest rate for dollars investments compared to interest rate for NIS investments. The inflation in Israel was approximately 0.5% for the six month ended June 2005 compared to an annual deflation of 1.2% in 2004.

     Since most of our sales are quoted in dollars, and a portion of our expenses are incurred in NIS, our results may be adversely affected by a change in the rate of inflation in Israel or if such change in the rate of inflation is not offset, or is offset on a lagging basis, by a corresponding devaluation of the NIS against the dollar and other foreign currencies. We will also be adversely affected if the dollar depreciates against the Euro, the currency used for many of our purchases of raw material.

     We did not enter into any foreign exchange contracts in 2004 or the first six months of 2005.

CONTRACTUAL OBLIGATIONS

     The following table summarizes our contractual obligations and commercial commitments as of June 30, 2005.

Contractual Obligations                                 Payments due by Period
-----------------------               ---------------------------------------------------------
                                                 less than 1                         more than 5
                                        Total        year     2-3 years   4-5 years    years
                                      ---------   ---------   ---------   ---------   ---------
Long-term debt obligations            1,299,431     457,003     667,875     174,553          --
Capital (finance) lease obligations
Operating lease obligations             712,800     244,800     468,000         ---          --
Purchase obligations
Other long-term liabilities
   reflected on the Company's
   balance sheet under  U.S. GAAP
                                      ---------   ---------   ---------   ---------   ---------
Total                                 2,012,231     701,803   1,135,875     174,553         ---
                                      =========   =========   =========   =========   =========

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION AND RISK FACTORS

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WORDS SUCH AS "ANTICIPATE," "EXPECT," "INTEND," "PLAN," "BELIEVE," "SEEK," "OUTLOOK" AND "ESTIMATE" AS WELL AS SIMILAR WORDS AND PHRASES SIGNIFY FORWARD-LOOKING STATEMENTS. OUR FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE RESULTS AND CONDITIONS AND IMPORTANT FACTORS, RISKS AND UNCERTAINTIES MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OUR FORWARD-LOOKING STATEMENTS. THESE UNCERTAINTIES AND OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING AND OTHER RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-KSB:

o Our significant international operations subject us to financial and regulatory risks.

o Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

o Sales of our products are subject to governmental procurement procedures and practices; termination, reduction or modification of contracts with our customers, and especially with the government of Israel, or a substantial decrease in our customers' budgets may adversely affect on us.

o The loss of one or more of our key customers would result in a loss of a significant amount of our revenues.

o Our markets are highly competitive. Inability to compete effectively will adversely affect us.

o Limited sources for some of our raw materials may significantly curtail our manufacturing operations.

o Our resources may be insufficient to manage the demands imposed by any future growth.

ITEM 3. CONTROLS AND PROCEDURES

     Our management, including our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) as of the end of the period covered by this quarterly report on Form 10-QSB. Based upon that evaluation, our chief executive officer and chief financial officer have concluded that, as of such date, our disclosure controls and procedures were effective to ensure that information required to be disclosed by our company in reports that we file or submit under the U.S. Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and that such information was made known to them by others within the company, as appropriate to allow timely decisions regarding required disclosure.

     There were no changes to our internal control over financial reporting that occurred during the period covered by this quarterly report on Form 10-QSB that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting

     All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective may not prevent or detect misstatements and can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


                           PART II - OTHER INFORMATION

             DEFENSE INDUSTRIES INTERNATIONAL, INC. AND SUBSIDIARIES

ITEM 1. LEGAL PROCEEDINGS

     We are not a party to any pending or to the best of our knowledge, any threatening legal proceedings. None of our directors, officers or affiliates, or owner of record of more than five percent (5%) of our shares, or any affiliate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to a pending litigation.



ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

     On June 15, 2005, we executed a Securities Purchase Agreement, (the "Agreement", with a group of investors for a $1.1 million private placement of our common stock. Pursuant to the Agreement, we agreed to issue 1,833,334 shares of our common stock to the investors at a price of $0.60 per share. We also agreed to issue the investors a right to purchase up to an aggregate of 365,000 additional shares of common stock at $0.94 per share issuable upon the exercise of warrants which exercisable until June 30, 2007 and a right to purchase up to an aggregate of 182,500 additional shares of common stock at $2.40 per share issuable upon the exercise of warrants which exercisable until June 30, 2010. In addition, pursuant to the Agreement, under certain circumstances, the investors will have the right to receive up to an additional 1,368,191 shares of common stock if on June 16, 2006 there has been a decrease in the share price of our common stock below $0.60 per share. In consideration for their services in connection with this private placement, we agreed to issue 82,133 shares of Common Stock, a right to purchase up to an aggregate of 60,000 additional shares of common stock at $0.94 per share issuable upon the exercise of warrants which exercisable until June 30, 2007 and a right to purchase up to an aggregate of 20,000 additional shares of common stock at $2.40 per share issuable upon the exercise of warrants which exercisable until June 30, 2010. The issuance of shares will be made pursuant to an exemption from registration under section 4(2) of the Securities Act of 1933, and Rule 506 of Regulation D under the 1933 Act.

     As part of the Agreement, we agreed to file a registration statement with the U.S. Securities and Exchange Commission to register for resale the shares to be issued in the private placement as well as the shares underlying the warrants, no later than 180 days after the closing. If the registration statement is not declared effective by this date, the Agreement provides for the return of all funds to the investors along with annual interest of 5% on the $1.1 million. As of August 12, 2005, all cash, shares and warrants involved in the private placement transaction remained in escrow and had not been disbursed to the various parties.

ITEM 3. DEFAULT UPON SENIOR SECURITIES

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

     None.

ITEM 5. OTHER INFORMATION

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(A)  EXHIBITS

     31.1 Certification by Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

     31.2 Certification by Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

     32.1 Certification by Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

     32.2 Certification by Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, As Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(B) REPORTS ON FORM 8-K FILED DURING THE LAST QUARTER OF THE PERIOD COVERED BY THIS REPORT:

          1. An 8-K bearing the cover date of May 27, 2005 with respect to a press release regarding the resignation of one of the Registrant's directors was filed on June 1, 2005.

          2 An 8-K bearing the cover date of June 15, 2005 with respect to the execution of a securities purchase agreement by the Registrant and certain investors was filed on June 1, 2005.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          DEFENSE INDUSTRIES INTERNATIONAL, INC.
                                          (Registrant)


                                          By /s/ Joseph Postbinder
                                          ------------------------
                                          Joseph Postbinder
                                          Chief Executive Officer

                                          By /s/ Tsippy Moldovan
                                          ----------------------
                                          Tsippy Moldovan
                                          Chief Accounting and Financial Officer

Date: August 15, 2005